Exhibit 5.2

June 25, 2020

Ladies and Gentlemen:

I am the General Counsel of Fomento Económico Mexicano, S.A.B. de C.V. (the “Company”), a publicly traded variable stock corporation (sociedad anónima bursátil de capital variable) organized under the laws of the United Mexican States, and have acted as Mexican counsel to the Company in connection with the Company’s offering pursuant to a registration statement on Form F-3 (File No. 333-233960) (the “Registration Statement”) of U.S. $700,000,000 aggregate principal amount of 3.500% Senior Notes due 2050 (the “Securities”). The Securities will be issued under an indenture dated as of April 8, 2013 (the “Base Indenture”) between the Company, as issuer, and The Bank of New York Mellon, as trustee (the “Trustee”), security registrar, paying agent and transfer agent, as supplemented by the Third Supplemental Indenture dated as of January 16, 2020 (the “Third Supplemental Indenture”) between the Company and the Trustee, the Fourth Supplemental Indenture dated as of February 12, 2020 (the “Fourth Supplemental Indenture”) between the Company and the Trustee, and the Fifth Supplemental Indenture dated as of June 25, 2020 (the “Fifth Supplemental Indenture” and, together with the Base Indenture, the Third Supplemental Indenture, and the Fourth Supplemental Indenture, the “Indenture”) between the Company and the Trustee.

In arriving at the opinion expressed below, we have reviewed (i) the Registration Statement, including the Base Indenture, which is filed as an exhibit thereto, (ii) the Fifth Supplemental Indenture, (iii) the global notes representing the Securities, as executed by the Company and authenticated by the Trustee and (iv) the estatutos sociales (by-laws) of the Company. In addition, I have reviewed the originals or copies certified or otherwise identified to my satisfaction of all such corporate records of the Company and its Mexican subsidiaries, and such other instruments and other certificates of public officials, officers and representatives of the Company, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinions expressed below

In rendering the opinions expressed below, I have assumed, without any independent investigation or verification of any kind, (i) the accuracy as to factual matters of each document I have reviewed, (ii) the due authorization, execution and delivery by any party thereto (other than the Company) of the Indenture; (iii) the validity, binding effect and enforceability of the Indenture and the Securities under the laws of the State of New York in the United States of America; (iv) that the Securities will be duly authenticated in accordance with the terms of the Indenture; (v) the genuineness and authenticity of all signatures, opinions, documents and papers submitted to me; and (vi) that copies of all opinions, documents and papers submitted to me are complete and conform to the originals thereof.

In addition, I have assumed that the Company has satisfied the legal requirements that are applicable to it under applicable law other than the law of Mexico to the extent necessary to make the Indenture and the Securities, as the case may be, enforceable against it. I have also assumed that the Trustee has satisfied the legal requirements that are applicable to it under applicable law other than the law of Mexico to the extent necessary to make the Indenture enforceable against it.

Based on the foregoing, having regard for such other considerations as I deem relevant and subject to the further assumptions and qualifications set forth below, I am of the opinion that:

1. The Company has been duly incorporated and is validly existing under the laws of Mexico.

2. The Company has the corporate power to, and all necessary corporate action has been taken to, execute and deliver the Securities.

3. The Securities are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Fifth Supplemental Indenture.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) I have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of federal law of Mexico), and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally.

This opinion is subject to the following qualifications:

(a) Enforcement may be limited or affected by concurso mercantil, bankruptcy, insolvency, liquidation, reorganization, moratorium and other similar laws of general application relating to or affecting the rights of creditors generally; among other things, interest on principal will not accrue after declaration of bankruptcy, and the obligations of the Company in foreign currency shall be converted into Mexican currency at the rate of exchange published in the Diario Oficial de la Federación (Official Daily Gazette of the Federation) by Banco de México (the Central Bank of Mexico) in force on the date the declaration of concurso mercantil is made: such Mexican currency obligations shall then be converted into “Unidades de Inversión” or “UDIS” (inflation indexed units) at the rate of conversion published by Banco de México for such date, because the Securities are unsecured (“quirografario”) and therefore no senior status is granted thereto under Mexican law; also pursuant to the laws of Mexico, labor claims, claims of tax authorities for unpaid taxes will have priority over claims of the holders of the Securities;

(b) I note that the payment of interest on interest may not be enforceable under Mexican law;

(c) In the event that proceedings are brought in Mexico seeking performance of the obligations of the Company in Mexico, pursuant to Article 8 of the Ley Monetaria de los Estados Unidos Mexicanos (Mexican Monetary Law), the Company may discharge its obligations by paying any sums due in a currency other than Mexican currency, in Mexican currency at the rate of exchange fixed by the Bank of Mexico for the date when payment is made;

(d) In the event that any legal proceedings are brought in the courts of Mexico, a Spanish translation of the documents required in such proceedings, prepared by a court-approved translator, would have to be approved by the court after the defendant had been given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based upon the translated documents;

(e) The exercise of any prerogatives of the parties, although they may be discretionary, should be supported by the factual assumptions required for their reasonable exercise; in addition, under Mexican law, the Company will have the right to contest in court any notice or certificate of such party purporting to be conclusive and binding;

(f) Claims may become barred under the statutes of limitation or may be or become subject to defenses of set-off or counterclaim;

(g) As to the provisions contained in the Base Indenture regarding service of process, it should be noted that service of process by mail does not constitute personal service under Mexican law and, since such service is considered to be a basic procedural requirement under such law, if for purposes of proceedings outside Mexico service of process is made by mail, a final judgment based on such service of process would not be enforced by the courts of Mexico;

(h) With respect to the provisions contained in the Base Indenture regarding service of process, I note that the irrevocability of the appointment of CT Corporation System as the authorized agent for service of process of the Company and the Guarantor may not be enforceable under Mexican law and, as a consequence, such appointment may be legally revoked;

(i) I express no opinion as to Sections 505 (Trustee May Enforce Claims Without Possession of Securities), 509 (Restoration of Rights and Remedies) and 1009 (Indemnification of Judgment Currency) of the Base Indenture;

(j) I note that any covenants of the Company which purport to bind them on matters reserved by law to shareholders or owners of equity interests, or which purport to bind shareholders or owners of equity interests to vote or refrain from voting their shares or equity interests in the Company, are not enforceable, under Mexican law, through specific performance;

(k) In the event any legal proceedings are brought in the courts of Mexico to enforce a holder’s rights under the Securities or the Indenture, the Mexican courts would apply Mexican procedural law; and

(l) Except as specifically stated herein, I make no comment with regard to any representation which may be made by the Company in any of the documents referred to above or otherwise.

I express no opinion as to the laws of any jurisdiction other than Mexico and I have assumed that there is nothing in any other law that affects my opinion, which is delivered, based upon Mexican law applicable on the date hereof. In particular, I have made no independent investigation of the laws of the United States of America or any state or other political subdivision thereof or therein as a basis for the opinions stated herein and do not express or imply any opinion on or based on such laws. To the extent that the federal laws of the United States of America and the State of New York are relevant to my opinion set forth above, I have, without making any independent investigation with respect thereto, assumed the accuracy of the opinion, dated today, of Cleary Gottlieb Steen & Hamilton LLP, special United States counsel to the Company.

In rendering the foregoing opinion, I have relied (i) as to factual matters on certificates of directors and executive officers of the Company and (ii) as to matters of United States federal and New York law on the opinion, dated today, of Cleary Gottlieb Steen & Hamilton LLP, special United States counsel for the Company.

This opinion is given solely for the purpose of the Company’s application for registration of the Securities with the Commission. I hereby consent to the incorporation by reference of this opinion in the Registration Statement and to the reference to me in the prospectus constituting a part of the Registration Statement under the heading “Validity of Debt Securities” and in any prospectus supplement related thereto under the heading “Validity of the Notes” as counsel for the Company who have passed on the validity of the Securities being registered by the Registration Statement. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission thereunder. Cleary Gottlieb Steen & Hamilton LLP may rely upon this opinion in rendering their opinion to the Company.

This opinion is being rendered based on the legal provisions applicable in Mexico as of the date hereof. I assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if I become aware of any facts that might change the opinions expressed herein after the date hereof.

[Signature page follows.]

Very truly yours,

By:	/s/ Carlos Eduardo Aldrete Ancira

Carlos Eduardo Aldrete Ancira General Counsel

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